EXHIBIT 10.7

April 18, 2002

Goldberg Lindsay & Co. LLC
630 Fifth Avenue
New York, NY 10111

Management Advisory Services Agreement

Dear Sirs:

          This letter is to confirm our understanding with regard to the payment of certain fees and expenses related to your advisory services in connection with the Recapitalization and Investment Agreement dated March 15, 2002, by and among LGB Pike LLC, a Delaware limited liability company (“Parent”), LGB Acquisition Corp., a North Carolina corporation and a wholly owned subsidiary of Parent, certain of our stockholders, Pike Equipment and Supply Company, a North Carolina corporation, Pike Merger Sub, Inc., a North Carolina corporation, and us, as amended by the Amendment Agreement and Consent dated as of April 11, 2002 (as so amended, the “Recapitalization Agreement”). In connection therewith, you will (a) assist us in arranging new bank credit facilities, negotiating the related credit agreements and various ancillary agreements (the “Loan Documents”) to be entered into at the Closing (as defined in the Recapitalization Agreement) and (b) if the Closing occurs, provide management, financial, strategic planning and similar advisory services to us and our subsidiaries. This letter will also confirm our understanding with regard to the payment of certain fees and expenses related to your advisory services to be provided to us on an ongoing basis.

          We agree to pay or cause to be paid to you (x) at the Closing a fee of $3,750,000 for advisory services related to the transactions contemplated by the Recapitalization Agreement and the Loan Documents, (y) in quarterly installments of $250,000 payable on or prior to March 15, June 15, September 15 and December 15 of each year this agreement is in effect for ongoing advisory services during that period and (z) at the Closing all reasonable disbursements and out-of-pocket expenses incurred by you or Parent (including but not limited to the reasonable fees and disbursements of your counsel, consultants, accountants, advisors and financing sources (collectively, “Representatives”) and Representatives of Parent) in connection with preparing, arranging, negotiating, executing and delivering the Recapitalization Agreement, the

Loan Documents and any amendments thereto. We also agree to pay or cause to be paid to you, promptly upon demand, all reasonable disbursements and out-of-pocket expenses incurred by you in connection with your provision of services hereunder, the enforcement or protection of rights hereunder or under any of the foregoing agreements and documents, including but not limited to the reasonable fees and disbursements of any Representatives of you.

          We agree that this agreement shall commence on the date hereof, and shall continue in full force and effect until terminated by either us or you on at least 30 days’ prior written notice to the other party; provided that in the event of a termination that becomes effective on any day other than March 15, June 15, September 15 or December 15 of a certain year, we shall pay you, on or before the date of termination, a pro rata amount of the quarterly installment for your ongoing advisory services during that quarter; and provided, further, that any termination hereunder shall not affect our obligation to pay fees and expenses accrued prior to the effective date of termination to the full extent provided for herein and to indemnify the persons entitled to indemnification as discussed below.

          We agree to indemnify and hold harmless you and your members, partners and affiliates and the respective directors, officers, agents and employees of you and your members, partners and affiliates (you and each such other entity or person, an “Indemnified Person”) from and against any losses, claims, damages, judgments, assessments, costs and other liabilities (collectively, “Liabilities”), and will reimburse each Indemnified Person for all fees and expenses (including the reasonable fees and expenses of counsel) (collectively, “Expenses”) as they are incurred in investigating, preparing, pursuing or defending any claim, action, proceeding or investigation, whether or not in connection with pending or threatened litigation and whether or not any Indemnified Person is a party (collectively, “Actions”), arising out of or in connection with this letter or any activities contemplated hereby or any services rendered hereunder; provided that we will not be responsible for any Liabilities or Expenses of any Indemnified Person that are determined by a judgment of a court of competent jurisdiction that is no longer subject to appeal or further review to have resulted from such Indemnified Person’s gross negligence or wilful misconduct in connection with this letter or any activities contemplated hereby or any services rendered hereunder, to the extent that such Liabilities or Expenses are so determined to have resulted from such gross negligence or wilful misconduct. We also agree to reimburse each Indemnified Person for all Expenses as they are incurred in connection with enforcing such Indemnified Person’s rights under this letter.

          Upon receipt by an Indemnified Person of actual notice of an Action against such Indemnified Person with respect to which indemnity may be sought hereunder, such Indemnified Person shall promptly notify us in writing; provided that failure so to notify us shall not relieve us from any liability that we may have on account of this indemnity or otherwise, except to the extent we have been materially prejudiced by such failure. We shall assume the defense of any such Action including the employment of counsel reasonably satisfactory to you. Any Indemnified Person shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person, unless: (i) we have failed promptly to assume the defense and employ counsel reasonably satisfactory to you or (ii) the named parties to any such Action (including any impleaded parties) include such Indemnified Person and us, and such Indemnified Person has been advised by counsel that there may be one or more legal defenses available to us; provided that we shall not in such event be responsible hereunder for the fees and expenses of more than one firm of separate counsel in connection with any Action in the same jurisdiction, in addition to any local counsel. We shall not be liable for any settlement of any Action effected without our written consent. In addition, we shall not, without your prior written consent, settle, compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened Action in respect of which indemnification or contribution may be sought hereunder (whether or not any Indemnified Person is a party hereto) unless such settlement, compromise, consent or termination includes complete and unconditional release of each Indemnified Person from all Liabilities arising out of such Action.

          In the event the foregoing indemnity is unavailable to an Indemnified Person other than in accordance herewith, we shall contribute to the Liabilities and Expenses paid or payable by such Indemnified Person in such proportion as is appropriate to reflect (i) the relative benefits to us, on the one hand, and to you, on the other hand, of the matters contemplated by this letter or (ii) if the allocation provided by the immediately preceding clause is not permitted by the applicable law, not only such relative benefits but also our relative fault, on the one hand, and yours, on the other hand, in connection with the matters as to which such Liabilities or Expenses relate, as well as any other relevant equitable considerations; provided that in no event shall we contribute less than the amount necessary to ensure that all Indemnified Persons, in the aggregate, are not liable for any Liabilities and Expenses in excess of the amount of fees actually received by you pursuant to this letter.

          We also agree that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to us for or in connection with this letter or any activities contemplated hereby or any services rendered hereunder except for Liabilities (and related Expenses) that are determined by a judgment of a court of competent jurisdiction that is no longer subject to appeal or further review to have resulted from such Indemnified Person’s gross negligence or wilful misconduct in connection with this letter or any activities contemplated hereby or any other services rendered hereunder, to the extent such Liabilities or Expenses are so determined to have resulted from such gross negligence or wilful misconduct.

          If any term, provision, covenant or restriction contained in this indemnity is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this indemnity shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          Our reimbursement, indemnity and contribution obligations set forth herein shall remain in full force and effect regardless of the completion of any

Indemnified Person’s services under or in connection with this letter, shall be in addition to any liability we may have to any Indemnified Person at common law or otherwise, and shall remain operative and in full force regardless of any investigation made by or on behalf of any Indemnified Person.

          This letter may be amended or modified only by a written instrument signed by each of the parties hereto. Neither this letter nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party, except that you may transfer or assign all of your rights, interests and obligations hereunder to any entity directly or indirectly succeeding you by merger, consolidation or reorganization or to any of your limited or general partners or affiliates. This letter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

          Each of the parties hereto irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this letter or any transaction contemplated hereby. Each of the parties hereto agrees to commence any action, suit or proceeding relating hereto either in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County. Each of the parties hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this clause. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this letter or the transactions contemplated hereby in (i) the Supreme Court of New York, New York County, or (ii) the United States District Court for the Southern District of New York, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

          Each party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this letter or any transaction contemplated hereby. Each party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this letter by, among other things, the mutual waivers and certifications in this paragraph.

          We agree that the foregoing shall be governed by, and construed in accordance with, the laws of the State of New York regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

          Please confirm that the foregoing accurately sets forth our understanding by signing below in the space provided.

Very truly yours,

PIKE ELECTRIC, INC.,

by	/s/ J. Eric Pike

Name: J. Eric Pike
Title: President

Accepted and agreed to:

GOLDBERG LINDSAY & CO. LLC,

by /s/ Alan E. Goldberg

Name: Alan E. Goldberg Title: Authorized Signatory

by /s/ Robert D. Lindsay

Name: Robert D. Lindsay Title: Authorized Signatory

5